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                                  Marschall I. Smith
                                   IMC Global Inc.
                                  2100 Sanders Road
                              Northbrook, Illinois 60062



                                   January 21, 1998



IMC Global Inc.
2100 Sanders Road
Northbrook, Illinois 60062


     Re:  Registration of Shares of Common Stock and
          Associated Preferred Stock Purchase Rights


Ladies and Gentlemen:

          I have acted as counsel to IMC Global Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's Post-Effective Amendment No. 1 on Form S-8 (the "Post-Effective Amendment") to its Registration Statement on Form S-4 (Registration No. 333-40377) relating to the registration of shares of Common Stock, $1.00 par value, of the Company (the "New Shares"), together with the Preferred Stock Purchase Rights (the "Rights") associated therewith, to be issued in accordance with the FTX Stock-Based Awards (as defined in the Agreement and Plan of Merger dated as of August 26, 1997 between the Company and Freeport-McMoRan Inc., a Delaware corporation). The terms of the Rights are set forth in the Rights Agreement dated as of June 21, 1989, as amended (the "Rights Agreement"), between the Company and The First National Bank of Chicago, as Rights Agent.

          Based on the foregoing, it is my opinion that:

          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

          2. Each New Share issuable upon exercise of a FTX Stock-Based Award will be legally issued, fully paid and non-assessable when: (i) the Post-Effective Amendment shall have become effective under the Securities Act and (ii) a certificate representing such New Share shall have been duly executed, countersigned and registered and duly delivered upon receipt of the agreed consideration therefor in accordance with the terms of the applicable stock option agreement.

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          3. Each Right associated with a New Share will be legally issued when: (i) the Post-Effective Amendment shall have become effective under the Securities Act; (ii) such Right shall have been duly issued in accordance with the terms of the Rights Agreement; and (iii) the associated New Share shall have been duly issued as set forth in paragraph 2.

          The foregoing opinions are limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. I express no opinion as to the application of the securities or blue sky laws of the various states to the sale of the New Shares.

          I hereby consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment and to all references to me included in or made part of the Registration Statement described above and any related Prospectus.

                                   Very truly yours,


                                   /s/ Marschall I. Smith
                                   ----------------------------------------
                                   Marschall I. Smith
                                   Senior Vice President,
                                   and General Counsel
                                   IMC Global Inc.

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